Exhibit 21.1

SUBSIDIARIES OF ONSTREAM MEDIA CORPORATION (REGISTRANT)

Infinite Conferencing, Inc., a Florida corporation

Entertainment Digital Network, Inc., a Florida corporation

AV Acquisition, Inc., a Florida corporation

Onstream Conferencing Corporation, a Florida corporation

Media On Demand, Inc., a Florida corporation

HotelView Corporation, a Florida corporation

OSM Acquisition Inc., a Delaware corporation

Auction Video Japan, Inc., a Tokyo-Japan corporation